Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, October 27, 2005

Hanover Compressor Company Reports Operating Results
for Third Quarter 2005

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications, today reported financial results for the quarter ended September 30, 2005.

Summary
Third quarter 2005 revenue increased to $369.8 million, a 17% increase over third quarter 2004 revenue of $315.8 million. EBITDA(1) from continuing operations for the third quarter 2005 was $77.7 million, a 2% increase over third quarter 2004 EBITDA of $75.9 million. The company’s third quarter 2005 EBITDA included $7.9 million in charges. The company’s 2004 EBITDA included a benefit from the reduction to its shareholder litigation settlement expense of $4.0 million.

Net loss for the third quarter 2005 was $14.9 million, or $0.16 per share, compared with a net loss of $5.3 million, or $0.06 per share, in the third quarter 2004.

Included in the results for the third quarter 2005 were the following charges:

	Impact On	Impact On
	EBITDA	EPS
Early Extinguishment of Debt	$7.3 million	$0.08
Unamortized Debt Issuance	—	$0.03
U.K. Tax Valuation Allowance	—	$0.03
Hurricane Related Costs	$0.6 million	$0.01
Total	$7.9 million	$0.15

In addition to these charges, the hurricanes caused operational disruptions, including the shutdown of our Gulf Coast facilities for a few days, that negatively impacted Hanover’s financial performance in the quarter.

“The completion of our secondary common stock offering in August has allowed Hanover to reduce debt and to provide capital for attractive growth opportunities,” said John Jackson, President and Chief Executive Officer. “Our focus on improving returns has resulted in significant expansion of our fabrication backlog, improved rental equipment utilization, favorable used equipment sales in the quarter, and improved margins in our compression fabrication business. We are optimistic about additional improvements as we expect meaningful international rental projects to come on-line over the next year.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended
	September 30,
	2005	2004	Increase (Decrease)
Revenue	$87,703	$85,866	2%
Operating expense	35,503	37,816	(6)%

Gross profit	$52,200	$48,050	9%
Gross margin	60%	56%	4%

U.S. rental revenue, gross profit and gross margin increased during the three months ended September 30, 2005, primarily due to improved pricing and the company’s continuing focus on operational efficiencies. During the three months ended September 30, 2005, Hanover recorded $0.6 million of repair expense related to damage done to units impacted by hurricanes Katrina and Rita, which lowered the company’s gross margin by approximately 1%.

International Rentals
(in thousands)

	Three months ended
	September 30,
	2005	2004	Increase (Decrease)
Revenue	$58,208	$52,797	10%
Operating expense	19,284	16,797	15%

Gross profit	$38,924	$36,000	8%
Gross margin	67%	68%	(1)%

During the three months ended September 30, 2005, international rental revenue increased, compared to the three months ended September 30, 2004, primarily due to increased expansion in international projects that came on line over the course of the last year. The decrease in gross margin was primarily due to additional operating costs incurred in Nigeria.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	September 30,
	2005	2004	Increase (Decrease)
Revenue	$74,027	$48,741	52%
Operating expense	55,865	34,419	62%

Gross profit	$18,162	$14,322	27%
Gross margin	25%	29%	(4)%

Parts, service and used equipment revenue and gross profit for the three months ended September 30, 2005 increased over the three months ended September 30, 2004 primarily due to the $20.3 million sale of used rental equipment related to a gas plant in Madisonville, Texas. The gain from this sale was approximately $5.1 million. Gross margin for the three months ended September 30, 2005 was lower due to a decrease in margins on used rental equipment sales.

Parts, service and used equipment revenue includes two business components: (1) parts and service and (2) used rental equipment and installation sales. For the three months ended September 30, 2005, parts and service revenue was $40.7 million with a gross margin of 25%, compared to $36.5 million and 22%, respectively, for the three months ended September 30, 2004, with the increase due primarily to increased activity in the international markets. Used rental equipment and installation sales revenue for the three months ended September 30, 2005 was $33.3 million with a gross margin of 24%, compared to $12.2 million with a 50% gross margin for the three months ended September 30, 2004. The company’s used rental equipment and installation sales revenue and gross margins vary significantly from period to period and are dependent on the exercise of purchase options on used rental equipment by customers and installation sales associated with the start-up of new projects by customers.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	September 30,
	2005	2004	Increase (Decrease)
Revenue	$51,798	$46,605	11%
Operating expense	44,418	41,217	8%

Gross profit	$7,380	$5,388	37%
Gross margin	14%	12%	2%

For the three months ended September 30, 2005, compression and accessory fabrication revenue increased due to an increase in sales as a result of strong market conditions. Gross profit and gross margin increased due to improvement in pricing as a result of improved market conditions and our focus on improving operational efficiencies. As of September 30, 2005, Hanover had compression and accessory fabrication backlog of $95.6 million compared to $42.7 million at September 30, 2004.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	September 30,
	2005	2004	Increase (Decrease)
Revenue	$90,312	$76,193	19%
Operating expense	83,146	68,974	21%

Gross profit	$7,166	$7,219	(1)%
Gross margin	8%	9%	(1)%

Production and processing equipment fabrication revenue for the three months ended September 30, 2005 increased over the three months ended September 30, 2004, primarily due to an improvement in market conditions. Margins were impacted by poor performance on a number of jobs in the third quarter of 2005. As of September 30, 2005, the company had a production and processing equipment fabrication backlog of $299.2 million compared to $215.0 million at September 30, 2004.

General
Selling, general, and administrative expense (“SG&A”) for the three months ended September 30, 2005 was $45.4 million, compared to $43.9 million during the three months ended September 30, 2004. As a percentage of revenue, SG&A for the three months ended September 30, 2005 was 12%, compared to 14% for the three months ended September 30, 2004.

Depreciation and amortization expense for the three months ended September 30, 2005 increased to $47.5 million, compared to $43.5 million for the three months ended September 30, 2004. Depreciation and amortization increased during the three months ended September 30, 2005 as compared to the three months ended September 30, 2004 primarily due to the write-off of $2.5 million of unamortized debt issuance costs related to the pay-down of our 2001A compression equipment lease obligations and net additions to property, plant and equipment placed in service since September 30, 2004, principally in rental fleet operations.

Foreign currency translation for the three months ended September 30, 2005 was a loss of $1.1 million, compared to a loss of $0.6 million for the three months ended September 30, 2004. The increase in translation losses is primarily related to the re-measurement of international subsidiaries’ dollar denominated inter-company debt.

During the three months ended September 30, 2005, Hanover recorded a $3.1 million charge in income tax expense to record a valuation allowance against the Company’s U.K. deferred tax assets for which realization is not probable. Hanover is required to record valuation allowances when it cannot reach the conclusion that it is “more likely than not” that certain of its deferred tax assets will be realized in the future.

Liquidity and Other
Hanover had capital expenditures of approximately $49.1 million in the third quarter 2005, compared to approximately $20 million for the same period last year.

At September 30, 2005, the company had approximately $1.49 billion in debt and compression equipment lease obligations compared to $1.72 billion at September 30, 2004. During September 2005, Hanover paid off $167.0 million in indebtedness and $5.2 million in minority interest obligations under its 2001A compression equipment lease obligations using proceeds from the August 2005 public offering of common stock. The company also incurred a $7.3 million charge related to the early extinguishment of this debt and $2.5 million related to unamortized debt issuance costs.

As of September 30, 2005, the company had $48.0 million in outstanding borrowings under Hanover’s $350 million bank credit facility and approximately $30 million in cash on its balance sheet.

Total compression horsepower at September 30, 2005 was approximately 3,306,000, consisting of approximately 2,454,000 horsepower in the United States and approximately 852,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of September 30, 2005 on a total horsepower basis was approximately 85%, a 3% increase over December 31, 2004. U.S. and international utilization at September 30, 2005 was approximately 80% and 98% respectively. At December 31, 2004, U.S. and international utilization was approximately 77% and 98%, respectively.

Conference Call Details
Hanover Compressor Company (NYSE: HC) will host a conference call at 11 a.m. Eastern Daylight Time, Thursday, October 27, 2005, to discuss financial results and other matters for the third quarter of 2005.

To access the call, United States and Canadian participants should dial 800-357-9448. International participants should dial 312-461-9457 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 4418545.

For those unable to participate, a replay will be available from 12:30 p.m. Eastern Daylight Time on Thursday, October 27, 2005, until midnight on Thursday, November 3, 2005. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 4418545.

Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log onto the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

About Hanover Compressor Company
Hanover Compressor Company (NYSE: HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and
Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

Media Relations Inquiries:
Richard Goins
Manager, Corporate Communications
Tel: (832) 554-4918
E-mail: rbgoins@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues and other income:
U.S. rentals	$87,703	$85,866	$262,548	$256,138
International rentals	58,208	52,797	167,644	158,896
Parts, service and used equipment	74,027	48,741	157,995	134,537
Compressor and accessory fabrication	51,798	46,605	125,414	118,914
Production and processing equipment fabrication	90,312	76,193	284,180	192,639
Equity in income of non-consolidated affiliates	6,027	5,096	15,759	14,867
Other	1,771	513	2,714	2,527

	369,846	315,811	1,016,254	878,518
Expenses:
U.S. rentals	35,503	37,816	102,563	108,305
International rentals	19,284	16,797	53,930	45,537
Parts, service and used equipment	55,865	34,419	117,140	98,752
Compressor and accessory fabrication	44,418	41,217	110,622	107,584
Production and processing equipment fabrication	83,146	68,974	254,700	170,557
Selling, general and administrative	45,442	43,877	131,509	126,133
Foreign currency translation	1,083	569	6,309	(600)
Securities related litigation settlement	—	(4,000)	—	(3,903)
Early extinguishment of debt	7,318	—	7,318	—
Other	133	222	526	569

	292,192	239,891	784,617	652,934

EBITDA from continuing operations (1)	77,654	75,920	231,637	225,584
Depreciation and amortization	47,535	43,506	138,457	128,882
Interest expense	34,612	37,188	105,214	108,169

	82,147	80,694	243,671	237,051

Loss from continuing operations before income taxes	(4,493)	(4,774)	(12,034)	(11,467)
Provision for income taxes	10,279	2,557	20,922	16,415

Loss from continuing operations	(14,772)	(7,331)	(32,956)	(27,882)
Income (loss) from discontinued operations, net of tax	(166)	2,057	(862)	4,093

Net loss	$(14,938)	$(5,274)	$(33,818)	$(23,789)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.16)	$(0.09)	$(0.37)	$(0.33)
Income (loss) from discontinued operations, net of tax	0.00	0.03	(0.01)	0.05

Net loss	$(0.16)	$(0.06)	$(0.38)	$(0.28)

Weighted average common and common equivalent shares outstanding:
Basic	93,888	85,418	88,488	84,527

Diluted	93,888	85,418	88,488	84,527

Gross profit percentage:
U.S. rentals	60%	56%	61%	58%
International rentals	67%	68%	68%	71%
Parts, service and used equipment	25%	29%	26%	27%
Compressor and accessory fabrication	14%	12%	12%	10%
Production and processing equipment fabrication	8%	9%	10%	11%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2005 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2005 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation and net results from and proceeds of the sale of our assets held for sale. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
EBITDA Reconciliation
Loss from continuing operations	$(14,772)	$(7,331)	$(32,956)	$(27,882)
Add:
Depreciation and amortization	47,535	43,506	138,457	128,882
Interest expense	34,612	37,188	105,214	108,169
Provision for income taxes	10,279	2,557	20,922	16,415

EBITDA from continuing operations	$77,654	$75,920	$231,637	$225,584